Exhibit 10.6 to 2008 10-K

December 30, 2008

VIA HAND DELIVERY

Mr. Clark D. Handy

Re:	Employment Offer

Dear Clark:

This letter describes the terms and conditions of your continued employment with Convergys Corporation. This letter agreement amends the Employment Offer letter originally effective November 6, 2006 to extend through and including December 31, 2011, subject to early termination as described herein, and to state payment timing compliant with Internal Revenue Code Section 409A.

1.	You will serve with Convergys Corporation as Senior Vice President of Human Resources, reporting to the Chief Executive Officer or his equivalent.

2.	Your base salary will be not less than $25,000 per month, which equates to at least $300,000 on an annualized basis.

3.	You will be eligible to participate in the Convergys Incentive Award Plan beginning on January 1, 2007. Your position has a target bonus of $175,000 at 100% goal attainment.

4.	You will be eligible to receive annual awards valued at up to $325,000 in restricted stock units (includes time-vested and performance-based) and up to $100,000 in performance cash under the Company’s Long Term Incentive Plan, as amended, based upon your managers assessment of your achievement of performance objectives, the company’s achievement of total shareholder return objectives, and conditioned upon approval of the Compensation and Benefits Committee of the Board. Generally, the time-based restricted stock unit restrictions will lapse three years after the date of grant and, with the performance-based restricted stock units, the actual number of shares issued at the end of any three-year performance period will depend on Convergys’ total shareholder return for such period relative to the total shareholder return of Convergys’ proxy peer group companies. Equity awards are subject to the terms and conditions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended. You will be eligible to participate starting January 1, 2007.

5.	You will be eligible to receive a one-time signing bonus of $100,000, less applicable withholdings, payable by December 31, 2006. Should you voluntary terminate your employment or be terminated for cause prior to November 27, 2007, you agree that you will be indebted to, and will repay, Convergys 1/12 of the total signing bonus for each month under 12 that you were employed by Convergys.

Mr. Clark D. Handy

December 30, 2008

6.	Subject to the approval of the Compensation and Benefits Committee, you will receive a one-time grant of restricted stock units pursuant to which the Company agrees to issue to you 10,000 shares of Convergys Corporation stock, subject to a three-year cliff vesting provision, and otherwise subject to the terms and conditions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended.

7.	You will be eligible to participate in the benefit plans commensurate with your G-Level position, which presently include available medical, vision and dental coverage, executive split-dollar life insurance (at three times base salary), executive deferred compensation plan (with applicable company match after one year), cash balance pension plan, automobile allowance ($1,065 per month), free parking, 401(k) (with applicable company match after one year), membership in a local business club, and financial/legal/tax allowance ($7,500 per year). Your benefits also include 32 days Paid Time Off (PTO) per year. Enclosed is a brief summary of the benefits currently available to you at Convergys; further details will be forthcoming. The benefits described in this section are subject to change or elimination by action of the CEO or the Board of Directors, but only to the same extent that these benefits are changed or eliminated for other similarly-situated executives at your same G-level. Should you have any questions regarding these benefits, please contact me directly. Any reimbursements made under this Section 7 will be paid on or before the last day of the Employee’s taxable year following the taxable year in which the expense is incurred.

8.	You are eligible for reimbursement of relocation expenses to Cincinnati, Ohio according to the enclosed Convergys Relocation Policy. As discussed, the specific location and timing of your move will be agreed upon, but will be no later than six months following your start date. Any such reimbursements will be paid on or before the last day of the your taxable year following the taxable year in which the expense is incurred.

9.	The Board of Directors and the Compensation Committee have approved you for participation in the Convergys Supplemental Executive Retirement Plan (“SERP”) effective December 11, 2006. For purposes of calculating your accrued benefit under the SERP, you will be credited with two years of service for each actual year of service you complete for the first five years of service and will thereafter continue to accrue additional benefits based on your additional years of service.

10.	Your employment with Convergys is at will and may be terminated by you or the Company at any time, with or without cause. If Convergys terminates your employment without cause so that you incur a Date of Termination, Convergys will provide you with severance as follows, and subject to the required six month delay in payments to a specified employee as described in paragraph 12:

(i)	12 months’ base salary paid in a lump sum 74 days following your Date of Termination (as defined in paragraph 11);

(ii)	One times your target annual incentive paid in a lump sum 74 days following your Date of Termination (increased to two times under paragraph 10);

Mr. Clark D. Handy

December 30, 2008

(iii)	An amount equal to 12 times Convergys’s monthly contribution for your medical, dental, vision and life insurance coverage in effect at your Date of Termination, paid in a lump sum 74 days following your Date of Termination;

Such severance will not be offered where termination is for “cause,” is initiated by you, or results from your death or other situation rendering you unable to perform essential duties of your position. Eligibility for such severance will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by Convergys. You must execute and deliver such release to Convergys on the date set by Convergys, which shall be no later than 60 days following your Date of Termination, and the release will be delivered to you at least 21 days before the deadline set for its return. All severance and benefits will be subject to applicable tax withholding and reporting. Convergys will have “cause” to terminate your employment if it reasonably determines that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Convergys Code of Business Conduct, recklessly or willfully injured an employee, Convergys’ property, business, or reputation, or have acted recklessly in the performance of your duties. Before a termination “for cause” action is taken against you, you will be given an opportunity to present your position in person, with a representative of your choice, before the CEO.

11.	In the event of a Change of Control (as defined in the Convergys Corporation 1998 Long Term Incentive Plan) that results, within two years of the date of such Change of Control, in your termination by Convergys or voluntary termination for Good Reason (defined below) so that you incur a Date of Termination, the terms of this Employment Offer will automatically terminate, and you will be provided with severance as follows:

(i)	You will receive all of the severance listed in paragraph 9 above, provided that such benefits shall be computed by substituting 24 months or times for 12 months or times each time it appears (all grossed up for tax purposes), and your restricted stock units will be subject to accelerated vesting.

(ii)	The gross-up described in subparagraph (i) above will be calculated and paid 74 days following your Date of Termination, subject to the required six month delay in payments to a specified employee as described in paragraph 12.

(iii)	Termination for Good Reason following a Change of Control means termination following the occurrence of (i) a diminution in your compensation, (ii) a substantial diminution in your responsibilities or position with Convergys, (iii) a change in your reporting assignment to other than the CEO or his equivalent, (iv) that your primary place of work be located more than 50 miles from Convergys’ corporate headquarters in Cincinnati, Ohio, or (v) any other action or inaction that constitutes a material breach of the terms of this letter agreement. Good Reason shall not occur unless you give Convergys written notice of the initial occurrence of a condition listed above that constitutes good reason within 90 days of the initial existence of the condition, and Convergys then fails to eliminate the existence of the condition within 30 days after such written notice is given.

Mr. Clark D. Handy

December 30, 2008

Eligibility for such severance will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by the successor. You must execute and deliver such release to Convergys on the date set by Convergys, which shall be no later than 60 days following your Date of Termination, and the release will be delivered to you at least 21 days before the deadline set for its return.

12.	Date of Termination means the date you and Convergys reasonably anticipate that (i) you will not perform any further services for Convergys or any other entity considered a single employer with Convergys under Section 414(b) or (c) of the IRC but substituting “at least 50%” for “at least 80%” (the “Employer Group”). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which you also participate as a director. You will not be treated as having a termination of your employment while you are on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which you have a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, your employment will be considered to terminate on the first day after the end of such six month period, or on the day after your statutory or contractual reemployment right lapses, if later. Convergys will determine when your Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h). Benefits will not be paid under paragraphs 9 or 10 until the specified time after your Date of Termination, but shall be based on your salary and benefit levels in effect at the notice of termination by Convergys or by you under paragraph 10.

13.	If you are a “specified employee” (within the meaning of IRC Section 409A) at your Date of Termination and to the extent that any amounts payable or other benefits receivable by you pursuant to this Employment Offer provide for a “deferral of compensation” within the meaning of IRC Section 409A, then, notwithstanding anything to the contrary in this Agreement, such payment or benefits will be provided, to the extent necessary to comply with Section 409A, no earlier than the first business day following the six month anniversary of your Date of Termination, and on that date all benefits that would have been paid in such initial six month period shall be paid.

14.

Except for issues pertaining to your Non-Disclosure and Non-Competition Agreement, any disputes between you and the Company or- its officers or agents regarding termination, change in position, an intentional tort, or harassment, retaliation, or discrimination based on local, state, or federal law will be subject to confidential, final and binding arbitration in Cincinnati, Ohio in accordance with the Federal Arbitration Act and/or applicable Ohio law and, to the extent not specified here, AAA rules. You and the Company waive our rights to a judge or jury trial in court, although you are permitted

Mr. Clark D. Handy

December 30, 2008

to file a charge with, and/or assist, an administrative agency like the Equal Employment Opportunity Commission. A claim must be made within six months of a party’s knowledge of the disputed matter or it is waived, and remedies are actual, compensatory, liquidated, and punitive damages, and attorney fees, but do not include reinstatement or promotion (for which front pay may be awarded instead). The Company will pay the arbitrator’s fees and expenses, but each party is responsible for their attorneys’ fees, costs of witnesses, and evidence. Each side will limit discovery to two depositions, except that the arbitrator may permit additional discovery. Judgment upon the arbitration award may be entered in state or federal court.

15.	You and Convergys agree and confirm that this agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to any compensation that is not so exempt. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that Convergys does not promise or warrant any tax treatment of compensation hereunder. This agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A.

Please note that this offer and your employment will be governed by Ohio law.

Please indicate your acceptance of these terms by signing below and returning a copy to me by December 31, 2008.

By accepting these terms with the signatures below, you and Convergys are voluntarily agreeing that the provisions in your Employment Agreement originally dated November 6, 2006 (including any subsequent updates or modifications to that Agreement) are hereby fully amended and restated as set out herein. Both you and Convergys have had sufficient time to review and consider this letter before signing below.

Sincerely,

/s/ David F. Dougherty
David F. Dougherty
President & CEO

Acceptance:

/s/ Clark D. Handy	December 30, 2008
Clark D. Handy	Date